Contacts:
Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib-De la Cruz, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100
Ligand Pharmaceuticals Announces First Quarter Results
Conference call begins at 4:30 p.m. Eastern time today
SAN DIEGO (May, 10 2007) — Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced financial results for the first quarter of 2007 and provided additional information concerning the Company’s new business model.
Financial Results
     The Company sold its commercial oncology products in October 2006 and AVINZA® in February 2007. The results of operations related to these products have been reflected as discontinued operations for all reporting periods discussed below.
     Total revenues from continuing operations for the three months ended March 31, 2007, were $0.2 million compared with total revenues of $2.9 million for the same period in 2006.
     Operating expenses from continuing operations in the first quarter of 2007 were $29.8 million; compared with operating expenses of $17.2 million in the first quarter of 2006. Operating expenses in the first quarter of 2007 include one-time items of $10.2 million related to the Company’s restructuring announced in January 2007 and approximately $1.0 million related to the write-off of certain assets either disposed of or no longer used in its ongoing operations. Additionally, the Company recorded stock compensation expense of approximately $1.8 million related to the lowering of the exercise price of outstanding stock options as an equitable adjustment in connection with and following the announcement of the dividend in March 2007.
     Net income in the first quarter of 2007 was $274.3 million, or $2.72 per share, compared with a net loss of $142.2 million, or $1.84 per share, in the comparable 2006 quarter. Loss from continuing operations in the first quarter of 2007 was $16.9 million, or $0.17 per share, compared with a loss from continuing operations of $13.7 million, or $0.18 per share, in the comparable 2006 quarter. Income from discontinued operations in the first quarter of 2007 was $291.2 million, or $2.89 per share, compared with loss from discontinued operations of $128.5 million, or $1.66 per share, in the comparable 2006 quarter.
     As of March 31, 2007, Ligand had cash, cash equivalents, short-term investments, and restricted investments of $412.1 million. In April, the Company paid a $2.50 per share dividend for a total of $252.7 million.
Business Update and Highlights
•	April 30, 2007, named John P. Sharp, Chief Financial Officer.
•	April 19, 2007, completed the distribution of a one-time cash dividend of $2.50 per share to shareholders of record as of April 5, 2007. Following the payment of the dividend, the Company had approximately $155 million in cash, cash equivalents, short-term investments and restricted investments. Further, there is $25 million of cash held in escrow accounts following the sales of AVINZA and our oncology product line to support potential indemnification claims by the purchasers of those assets. In addition to the announcement of the dividend, the Company authorized a share repurchase program of up to $100 million over 12 months.

•	March 2007, announced changes to the Board of Directors, John W. Kozarich appointed Chairman of the Board. John L. Higgins, David M. Knott, Elizabeth M. Greetham and Todd C. Davis replaced Irving S. Johnson, Carl C. Peck, M.D., John Groom, Daniel S. Loeb and Brigette Roberts.
•	February 2007, announced restructuring of business and staff, redefined business focus as an R&D and royalty-driven biotech company, and implemented business strategy to create shareholder value by generating income from research, milestone, royalty and co-promotion revenues resulting from our collaborations with pharmaceutical partners.
•	February 2007, Ligand completed the sale of AVINZA (morphine sulfate extended release capsules) and associated assets to King Pharmaceuticals, Inc. in exchange for cash and royalties.
     “Our progress since the beginning of 2007 has been extraordinary,” said John L. Higgins, President and Chief Executive Officer. “We made significant organizational changes and financial decisions this quarter to enhance our performance and return value to shareholders. Ligand’s new business model, including continuation of key partnerships, will enable us to leverage our research and development strengths, and focus on our programs that can provide the greatest return.”
2007 Operational Forecast
     For the remaining three quarters of 2007, excluding stock-based compensation, the Company expects that research and development expenses will be $34 to $35 million and general and administrative expenses will be $12 to $13 million. The R&D expense outlook will fund the completion of our Phase I trial with LGD-4665; costs for preparing to initiate multiple Phase II trials with LGD-4665 in early 2008 including manufacture of drug supply; drug discovery and optimization for four research-stage programs; and preclinical studies for LGD-3303.
Royalty Programs
     The following table provides details of royalties owed to Ligand for its late-stage development or commercialization agreements. For bazedoxifene (Viviant) and bazedoxifene CE (Aprela), eltrombopag (Promacta) and lasofoxifene (Oporia), the Company will receive royalties only if and to the extent any such product candidate is ultimately approved by the FDA (and/or foreign regulatory agency) and successfully marketed.

		Royalty
Product	Partner	Rate	Net Sales Royalty Tier

AVINZA	King	15%	First 20 months (until late October 2008)
		5%	If sales less than $200M annually
		10%	If sales greater than $200M and up to $250M annually
		15%	On portion of sales greater than $250M annually

Bazedoxifene (Vivant)*	Wyeth	0.5%	Less than $400M annual sales
Bazedoxifene (Aprela)*		1.5%	On portion of sales in range of $400M -$1.0B annually
		2.5%	On portion of sales greater than $1B annually

Eltrombopag (Promacta)	GlaxoSmithKline	5%	Less than $100M annual sales
		7%	On portion of sales in range of $100M-$200M
		8%	On portion of sales in range of $200M-$400M
		10%	On portion of sales greater than $400M

Lasofoxifene (Oporia)*	Pfizer	3%	All Sales

* Royalty rates net of 3% owed to Royalty Pharma.

Program Update
     The Company also provided the following update on the status and outlook of its key partnered and internal programs:
•	TPO Mimetics: Ligand’s partner GlaxoSmithKline initiated a Phase III trial with eltrombopag (Promacta) for immune thrombocytopenic purpura (ITP) in December 2006. In the first quarter 2007, GlaxoSmithKiline initiated the REPEAT trial, (Repeat ExPosure to Eltrombopag in Adults with Idiopathic Thrombocytopenic Purpura) to evaluate a repeated dosing schedule of three six-week cycles of eltrombopag (Promacta) treatment in patients with chronic ITP. GlaxoSmithKline plans to initiate a Phase III trial in 2007 for hepatitis C.

•	SERMs (selective estrogen receptor modulators): In April 2007, Ligand’s partner Wyeth announced that the FDA issued an approvable letter for bazedoxifene (Viviant) for the prevention of postmenopausal osteoporosis. In addition, by the end of 2007, Wyeth plans to file an NDA for bazedoxifene (Viviant) for the treatment of osteoporosis and an NDA for bazedoxifene CE (Aprela) for menopausal symptoms.

•	SERMs (selective estrogen receptor modulators): Ligand’s partner Pfizer announced plans to refile an NDA for lasofoxifene (Oporia) by the end of 2007. Pfizer expects the results from the PEARL study, (Postmenopausal Evaluation and Risk Reduction with Lasofoxifene), will address the FDA’s requirements in terms of its safety and benefits.

•	SARMs (selective androgen receptor modulators): Ligand’s partner TAP is continuing its Phase I trial with the LGD-2941 program for osteoporosis and frailty.

•	LGD-4665: Ligand continues to advance LGD-4665 (TPO mimetic) through its Phase I dose escalation study. The Company expects to complete the Phase I study by the end of 2007; to initiate chronic, long-term animal toxicity studies by the end of 2007; and to initiate multiple Phase II trials for different indications in early 2008.

•	LGD-3303: Ligand is conducting preclinical studies to prepare LGD-3303 (SARM product candidate) for an IND filing and the initiation of clinical trials in 2008.
Conference Call
     Ligand management will host a conference call today to discuss this announcement and answer questions; the call will begin at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate via telephone, please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S. A replay of the call will be available until June 10, 2007 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 7612775. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.
About Ligand Pharmaceuticals
     Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of thrombocytopenia, hepatitis C, cancer, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors.
Forward-Looking Statements

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not be able to meet the 2007 operational forecast set forth herein. We also may not receive expected royalties on AVINZA® from King Pharmaceuticals or any other partnered products or from research and development milestones. In addition, our partners may change their plans or timetables regarding our partnered products. Any payments expected from third parties may not be received by us due to third party intellectual property or contract restrictions and any amounts received by us may be subject to third party claims. We may not be able to timely or successfully transform the Company or advance any product(s) in our pipeline, for example, LGD-4665 and LGD-3303. In addition, we may have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. Further, we may not be able to fully complete our reductions in workforce on any particular or expected timeframe, we may not realize the expected operating savings due to our restructuring, we may not be able to successfully or timely complete a transformation of the company, our early stage programs or any specific business or research initiative(s). In addition, we may not be able to successfully implement our strategy, and continue the development of our proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce our stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov including our form 10-Q filed with the SEC on May 10, 2007. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
[Tables to follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Three Months Ended March 31,
	2007	2006
Revenues:
Collaborative research and development and other revenues	$235	$2,914

Operating costs and expenses:
Research and development	15,602	8,417
Selling, general and administrative	14,167	8,811

Total operating costs and expenses	29,769	17,228

Amortization of deferred gain on sale leaseback	491	—

Loss from operations	(29,043)	(14,314)

Other income, net	2,960	628
Income tax benefit	9,194	—

Loss from continuing operations	(16,889)	(13,686)

Discontinued operations:
Product and other revenues	18,256	48,042
Operating costs and interest expense	(12,263)	(176,568)

Income (loss) from discontinued operations before income taxes	5,993	(128,526)
Gain on sale of AVINZA Product Line before income taxes	310,131	—
Adjustment to gain on sale of Oncology Product Line before income taxes	(61)	—
Income tax expense on discontinued operations	(24,853)	(17)

Discontinued operations	291,210	(128,543)

Net income (loss)	$274,321	$(142,229)

Basic and diluted per share amounts:
Loss from continuing operations	$(0.17)	$(0.18)
Discontinued operations	2.89	(1.66)

Net income (loss)	$2.72	$(1.84)

Weighted average number of common shares	100,686,308	77,496,969

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash, cash equivalents, short-term investments, and restricted cash	$410,230	$210,662
Other current assets	5,836	24,895
Current portion of co-promote termination payments receivable	11,881	—

Total current assets	427,947	235,557

Restricted investments	1,826	1,826
Property and equipment, net	4,022	5,551
Acquired technology and product rights, net	—	83,083
Long-term portion of co-promote termination payments receivable	81,015	—
Other assets	10,000	36

	$524,810	$326,053

Liabilities and Stockholders’ Equity
Current liabilities, excluding dividends payable, deferred revenue, deferred gain, co-promote termination liability, and note payable	$72,712	$60,936
Dividends payable	252,742	—
Current portion of deferred revenue, net	—	57,981
Current portion of deferred gain	1,964	1,964
Current portion of co-promote termination liability	13,083	12,179
Note payable	—	37,750
Long-term portion of co-promote termination liability	81,015	81,149
Long-term portion of deferred gain	26,729	27,220
Other long-term liabilities	6,818	7,177
Common stock subject to conditional redemption	12,345	12,345
Stockholders’ equity	57,402	27,352

Total liabilities and stockholders’ equity	$524,810	$326,053

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